(d)(11)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA PARTNERS, INC.

OPERATING EXPENSE LIMITS

Name of Fund*	Maximum Operating Expense Limit
	(as a percentage of average net assets)

	Adviser	Initial	Class	Service	Service 2
	Class	Class	R6	Class	Class

Voya Global Bond Portfolio	1.17%	0.67%	N/A	0.92%	N/A
Term Expires May 1, 2019

Voya International High Dividend Low Volatility Portfolio	1.25%	0.75%	0.75%	1.00%	1.15%
Term Expires May 1, 2020

VY® American Century Small-Mid Cap Value Portfolio	1.35%	0.85%	0.85%	1.10%	1.25%
Term Expires May 1, 2024
VY® Baron Growth Portfolio	1.49%	0.99%	0.99%	1.24%	1.39%
Term Expires May 1, 2021

VY® Columbia Small Cap Value II Portfolio	1.45%	0.95%	0.95%	1.20%	1.35%
Term Expires May 1, 2021

VY® Invesco Equity and Income Portfolio	1.15%	0.65%	0.65%	0.90%	1.05%
Term Expires May 1, 2016
Initial Term for Class R6 Expires May 1, 2017

VY® Invesco Global Portfolio	1.30%	0.80%	0.80%	1.05%	1.20%
Initial Term Expires May 1, 2013
Initial Term for Class R6 Expires May 1, 2017

VY® JPMorgan Mid Cap Value Portfolio	1.38%	0.88%	N/A	1.13%	1.28%
Term Expires May 1, 2021

VY® T. Rowe Price Diversified Mid Cap Growth Portfolio	1.30%	0.80%	0.80%	1.05%	1.20%
Term Expires May 1, 2018
Initial Term for Class R6 Expires May 1, 2017

VY® T. Rowe Price Growth Equity Portfolio	1.25%	0.75%	0.75%	1.00%	1.15%
Initial Term Expires May 1, 2013
Initial Term for Class R6 Expires May 1, 2017

Effective Date: January 1, 2023 to lower expense limits on VY® American Century Small-Mid Cap Portfolio.

*This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.